Exhibit 10.8
Execution Version
AMENDMENT NO. 10
TO RECEIVABLES PURCHASE AGREEMENT
          THIS AMENDMENT NO. 10 TO RECEIVABLES PURCHASE AGREEMENT, dated as of October 15, 2009 (this “Amendment”), is by and among Ralcorp Holdings, Inc., a Missouri corporation, as Master Servicer (the “Master Servicer”), Ralcorp Receivables Corporation, a Nevada corporation (“Seller”, and together with the Master Servicer, collectively, the “Seller Parties”), Falcon Asset Securitization Company LLC, a Delaware limited liability company formerly known as Falcon Asset Securitization Corporation (together with its successors and assigns, “Conduit”), and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), as a Financial Institution (“Financial Institution”, and together with Conduit, collectively, the “Purchasers”) and as Agent under the Existing Agreement (as defined below) (in such capacity, the “Agent”), and pertains to that certain Receivables Purchase Agreement dated as of September 25, 2001 by and among the parties hereto, as heretofore amended (the “Existing Agreement”). Unless defined elsewhere herein, capitalized terms used in this Amendment shall have the meanings assigned to such terms in the Existing Agreement.
PRELIMINARY STATEMENT
          The parties wish to amend the Existing Agreement as hereinafter set forth.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     SECTION 1. Amendments. Subject to the satisfaction of the condition precedents set forth in Section 3 hereof the Existing Agreement is hereby amended as follows:
     (a) Each of the following definitions appearing on Exhibit I to the Existing Agreement is amended and restated in its entirety to read, respectively, as follows:
          “Base Rate” means a rate per annum equal to the highest of (i) the prime rate of interest announced from time to time by JPMorgan or its parent from time to time (which is not necessarily the lowest rate charged to any customer), (ii) the Federal Funds Effective Rate plus 0.50% and (iii) the rate referenced in clause (i) of definition of LIBO Rate plus 1.00%.
          “Collection Account Agreement” means an agreement substantially in the form of Exhibit VI (or such other form agreed to by the Agent in its reasonable discretion) among a Collection Bank, the Agent, Seller and the Master Servicer or a Permitted Sub-Servicer.
          “Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, interest on such Aggregate Unpaids at a rate per annum equal to 4.25% above the Base Rate.
          “LIBO Rate” means the rate per annum equal to the sum of (i) (a) the offered rate for deposits in U.S. dollars of amounts equal or comparable to the principal amount of the related

Liquidity Funding offered for a term comparable to such Interest Period, which rates appear on a Bloomberg L.P. terminal, displayed under the address “US0001M <Index> Q <Go>” effective as of 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, and having a maturity equal to such Tranche Period, provided that, (x) if such Bloomberg L.P. address is not available to the Agent for any reason, the applicable LIBO Rate for the relevant Tranche Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, and having a maturity equal to such Tranche Period, and (y) if no such British Bankers’ Association Interest Settlement Rate is available to the Agent, the applicable LIBO Rate for the relevant Tranche Period shall instead be the rate determined by the Agent to be the rate at which JPMorgan offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to such Tranche Period, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period plus (ii) 3.25% per annum. The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.
          “Liquidity Termination Date” means October 14, 2010.
     (b) Clause (iii)(a) of the definition of “Net Receivables Balance” appearing on Exhibit I to the Existing Agreement is amended by deleting the reference to “1.5” therein and by inserting a reference to “2.75” in the place thereof.
     (c) The following definition is hereby inserted in the appropriate alphabetical order in Exhibit I of the Existing Agreement:
          “Independent Director” shall mean a member of the Board of Directors of Seller who (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five years, and shall not be as long as such Person is a director of the Seller, (A) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): any Originator, or any of their respective Subsidiaries or Affiliates, (B) a supplier to any of the Independent Parties, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (iii) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

     (d) Section 7.1(b) of the Existing Agreement is amended to insert the following as new clause (iv) immediately after clause (iii) thereof:
     (iv) Appointment of Independent Director. The decision to appoint a new director of the Seller as the “Independent Director” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and to certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director.”
     (e) Clause (M) of Section 7.1(i) of the Existing Agreement is amended and restated in its entirety to read as follows:
               (M) maintain its corporate charter in conformity with this Agreement, such that (1) it does not amend, restate, supplement or otherwise modify its Certificate of Incorporation or By-Laws in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement; and (2) its corporate charter, from and after December 31, 2009 at all times that this Agreement is in effect, (x) contains a definition of “Independent Director” identical to the definition of such term contained herein and (y) provides for not less than ten (10) days’ prior written notice to the secured creditors of the Seller of the replacement or appointment of any director that is to serve as an Independent Director for purposes of this Agreement and the condition precedent to giving effect to such replacement or appointment that the Seller certify that the designated Person satisfied the criteria set forth in the definition herein of “Independent Director” and such creditors’ written acknowledgement that in their reasonable judgment the designated Person satisfies the criteria set forth in the definition herein of “Independent Director;”
     (f) Section 7.1(j) of the Existing Agreement is amended to insert the phrase “from and after December 31, 2009 (or such later date as may be agreed to in writing by the Agent if the Seller has used and is continuing to use commercially reasonable efforts to cause each Lock-Box and Collection Account to be subject to a Collection Account Agreement),” immediately following the words “at all times” in clause (2) of the first sentence thereof.
     (g) The second sentence of Section 8.2(b) of the Existing Agreement is amended and restated in its entirety to read as follows: “The Master Servicer shall cause each Lock-Box and Collection Account to be subject at all times from and after December 31, 2009 (or such later date as may be agreed to in writing by the Agent if the Seller has used and is continuing to use commercially reasonable efforts to cause each Lock-Box and Collection Account to be subject to a Collection Account Agreement) to a Collection Account Agreement that is in full force and effect”.
     (h) Section 9.1 of the Existing Agreement is amended to insert the following as new clause (l) immediately after clause (k) thereof:
     (l) Any Person shall be appointed as an Independent Director of the Seller without prior notice thereof having been given to the Agent in accordance with Section 7.1(b)(iv) of this Agreement or without the written acknowledgement by the Agent that such Person conforms, to the satisfaction of the Agent, with the criteria set forth in the definition herein of “Independent Director.”
     SECTION 2. Representations. In order to induce the Agent and the Purchasers to agree to this Amendment, each Seller Party hereby makes as of the date hereof each of the representations and warranties contained in Section 5.1 of the Existing Agreement and represents and warrants to the Agent and each Purchaser that as of the date hereof, before and after giving effect to this Amendment, no event has occurred and is continuing that would constitute an Amortization Event or a Potential Amortization Event.
     SECTION 3. Conditions Precedent. This Amendment shall become effective as of the date hereof, upon satisfaction of all of the following conditions precedent:
     (a) The Agent shall have received counterparts of this Amendment, duly executed by each of the other parties hereto.
     (b) The receipt by the Agent for the account of the Financial Institution of an amendment fee, in immediately available funds, equal to 0.10% of the Commitment of the Financial Institution.
     SECTION 4. Miscellaneous.
     (a) CHOICE OF LAW. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.
     (b) Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns (including any trustee in bankruptcy and the Agent).
     (c) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic format shall be effective as delivery of a manually executed counterpart of this Amendment.
     (d) Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
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          IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

RALCORP RECEIVABLES CORPORATION
By:
Name:
Title:

RALCORP HOLDINGS, INC., as Master Servicer
By:
Name:
Title:

Signature Page to
Amendment No. 10 to Receivables Purchase Agreement
(Ralcorp Receivables Corporation)

FALCON ASSET SECURITIZATION CORPORATION
By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as a Financial Institution and as Agent
By:
Name:
Title:

Signature Page to
Amendment No. 10 to Receivables Purchase Agreement
(Ralcorp Receivables Corporation)